Exhibit (a)(1)(A)

Offer to Purchase for Cash
Up to 2,858,405
Class A Liquidation Trust Interests of
Woodbridge Liquidation Trust
for
$10.00 Per Trust Interest in Cash
by
Woodbridge Liquidity Option, LLC
an indirect wholly-owned subsidiary of
Contrarian Funds, L.L.C.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE FOLLOWING 11:59 P.M. (12:00 MIDNIGHT), NEW YORK CITY TIME, ON FRIDAY, JANUARY 10, 2020, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED

The tender offer is being made by Woodbridge Liquidity Option, LLC, a Delaware limited liability company, referred to as “Offeror.” Offeror is an indirect wholly-owned subsidiary of Contrarian Funds, L.L.C., a Delaware limited liability company, referred to as “Parent.” Contrarian Capital Management, L.L.C., a Delaware limited liability company, is the manager of Parent. Offeror is offering to purchase up to 2,858,405 of the outstanding Class A Liquidation Trust Interests of Woodbridge Liquidation Trust, a Delaware statutory trust, referred to as the “Trust.” The Class A Liquidation Trust Interests represent beneficial interests in the Trust and are referred to herein as the “Trust Interests.” “We,” “our” or “us” refer to Offeror and/or Parent. “You” refers to holders of Trust Interests, to whom the tender offer is being made.

The tender offer is being made at a price of $10.00 for each Trust Interest, net to you in cash, without interest thereon. However, we may deduct from the purchase price any applicable withholding taxes and the amount of any dividends, distributions and other remittances paid by the Trust, based upon a record date occurring from the date of this Offer to Purchase, December 12, 2019, until the date and time the Trust Interests are accepted by us for payment, subject to applicable law. For the avoidance of doubt, no deduction to the offer price of $10.00 shall be made on account of any cash distribution declared by the Trust prior to December 12, 2019 (the date of commencement of this Offer), including the distribution declared by the Trust on March 29, 2019, which is described below. See Section 6—“Price Range of the Trust Interest; Dividends” and Section 15—“Dividends and Distributions.” This Offer to Purchase and the related Assignment Form, which may be amended or supplemented from time to time, together constitute, and are referred to as, the “Offer.”

THE OFFER IS NOT CONDITIONED UPON THE RECEIPT OF FINANCING, FURTHER DILIGENCE BEING PERFORMED BY OFFEROR OR THE TRUST, OR UPON ANY MINIMUM NUMBER OF TRUST INTERESTS BEING TENDERED. THE OFFER IS SUBJECT TO OTHER CONDITIONS. SEE SECTION 12—“CONDITIONS TO THE OFFER.”

The Trust Interests are not currently listed or traded on any exchange or any over-the counter-trading platform. Accordingly, you may not be able to obtain current quotations for your Trust Interests.

If you have any questions regarding the Offer, please contact Rhoda Freeman at freeman@contrariancapital.com or John Bright at jbright@contrariancapital.com, or call (800) 266-3810.

The date of this Offer to Purchase is December 12, 2019.

IMPORTANT

If you desire to tender all or any portion of your Trust Interests to us pursuant to the Offer, you should:

•

Complete and sign the Assignment Form in accordance with the instructions in the Assignment Form, which will require a medallion signature guarantee. In order to obtain a medallion signature guarantee, you must present a copy of your account statement to verify your ownership of Trust Interests.

•

Using the enclosed self-addressed stamped envelope, mail or deliver the Assignment Form and any other required documents to Broadridge, which is acting as the Depositary for the Offer, to the address and in the manner described in Section 2—“Procedure for Tendering Trust Interests.”

•	A properly tendered mailing should include:
o	The completed Assignment Form, including a Medallion Guarantee stamp on the Assignment Form where indicated; and
o	Form W-9/W-8.

Your completed Assignment Form, and any other required documents must be received by the Depositary no later than one minute following 11:59 p.m. (12:00 midnight), New York City time, on January 10, 2020, which is the expiration time and date of the Offer. See Section 2—“Procedure for Tendering Trust Interests.”

We are not making the Offer to, and will not accept any tendered Trust Interests from, holders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to holders of Trust Interests in any such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Trust Interests in the Offer. We have also not authorized anyone to provide you with information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase. If anyone makes any recommendation or gives any such information or representation, you must not rely upon such recommendation, information or representation as having been authorized by us.

Questions and requests for assistance or for additional copies of this Offer to Purchase or the related Assignment Form may be directed to us at the address and telephone number on the back cover of this Offer to Purchase.

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SUMMARY TERM SHEET

The following summary highlights selected information from this Offer to Purchase. We urge you to read the remainder of this Offer to Purchase and the Assignment Form carefully, because the information in the summary is not complete and the remainder of this Offer to Purchase and the Assignment Form contains important information.

Securities Sought	Up to 2,858,405 of the outstanding Class A Liquidation Trust Interests of Woodbridge Liquidation Trust, referred to as the “Trust Interests”
Price Offered Per Trust Interest

$10.00 per Trust Interest in cash, without interest.

We may deduct from the purchase price any withholding taxes and the amount of any dividends, distributions and other remittances paid by the Trust, based upon a date occurring from the date of this Offer to Purchase until the date and time the Trust Interests are accepted by us for payment, subject to applicable law. For the avoidance of doubt, no deduction shall be made to the offer price of $10.00 on account of the cash distribution declared by the Trust earlier this year, including the distribution declared by the Trust on March 29, 2019 as described in greater detail in Section 6—“Price Range of the Trust Interest; Dividends” and Section 15—“Dividends and Distributions.”[1]

Acceptance of the Offer

To accept the Offer, holders of the Trust Interests must complete and return the Assignment Form, which must be medallion signature guaranteed, together with any other required documents. You must present your account statement to prove your ownership of Trust Interests in order to obtain a medallion stamp.

Scheduled Expiration of Offer	January 10, 2020 at one minute following 11:59 PM (12:00 Midnight)
Purchaser	Woodbridge Liquidity Option, LLC, referred to as “Offeror,” an indirect wholly-owned subsidiary of Contrarian Funds, L.L.C., referred to as “Parent.”

What is a Trust Interest?

The term “Trust Interest” refers to a Class A Liquidation Trust Interest, representing a beneficial interest in the Woodbridge Liquidation Trust (referred to as the “Trust”). The Trust, through its wholly-owned subsidiary, Woodbridge Wind-Down Entity LLC (together with its wholly-owned subsidiaries, the “Wind-Down Group”), develops, markets and sells a real estate portfolio assembled by Woodbridge Group of Companies, LLC (“Woodbridge”) before its bankruptcy (the “Real Estate Portfolio”).

1 On March 29, 2019, the Trust declared a cash distribution of approximately $44.70 million, of which $42.31 million was paid to holders of Trust Interests. An additional amount of approximately $0.56 million was paid to holders of Trust Interests as additional claims were allowed during the period from March 29, 2019 through June 30, 2019. An amount of approximately $.01 million was released from the restricted cash account and distributions declared were reduced by the same amount in respect to disallowed claims during the period from March 29, 2019 through June 30, 2019. As of June 30, 2019, approximately $1.81 million from such distribution remains in a restricted cash account in respect of unresolved claims.

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What is the Offer?

The Offer is the offer by Offeror to purchase up to 2,858,405 Trust Interests on the terms and conditions set forth herein. We are not seeking to purchase (i) any Class B Liquidation Trust Interests of the Trust or (ii) any claims that may later be converted into Trust Interests in accordance with that certain First Amended Joint Chapter 11 Plan of Liquidation of Woodbridge Group of Companies, LLC and its Affiliated Debtors dated August 22, 2018 (the “Plan”), in each case which cannot be transferred except by operation of law or by will or the laws of descent and distribution, and following written notice to the liquidation trustee of the Trust (the “Trustee”). Any person who receives Trust Interests during the pendency of the Offer in accordance with the Plan may tender such Trust Interests to us in accordance with the terms of the Offer.

Who is offering to buy my Trust Interests in the Offer?

Woodbridge Liquidity Option, LLC is a Delaware limited liability company formed for the purpose of acquiring the Trust Interests, referred to as “Offeror.” Offeror is an indirect wholly-owned subsidiary of Contrarian Funds, L.L.C., a Delaware limited liability company referred to as “Parent.” Contrarian Capital Management, L.L.C. (referred to as “CCM”), a Delaware limited liability company, is the manager of Parent. As of October 31, 2019, CCM had in excess of $5.0 billion of assets under management, including assets of Parent and other investment funds managed by CCM. See Section 9—“Information Concerning the Purchaser and Its Affiliates.”

We presently do not own any Trust Interests. During 2018, we entered into agreements with several Woodbridge investors who ultimately became holders of Trust Interests that contractually direct to us distributions by the Trust on those holders’ Trust Interests. Such agreements constitute less than 0.25% of the Trust Interests. See Section 11—“Purpose of the Offer; Plans for the Trust.”

Why are you making the Offer?

We are making the Offer because we believe that the Trust Interests are an attractive long term investment. There is no currently established trading market for the Trust Interests, and the Trust does not intend to seek to have the Trust Interests listed on any national securities exchange. The Trust intends to cause the Trust Interests to be traded on the Over-the-Counter Bulletin Board, but there is no assurance of success in doing so, that there will be any significant trading of the Trust Interests or that such trading will continue. In addition, the Trust has disclosed several risks relating to the holding of the Trust Interests, including (i) Wind-Down Group’s continued working capital needs to complete development of the Real Estate Portfolio, (ii) that the Trust cannot predict with certainty the timing or amount of distributions to holders of Trust Interests and (iii) that the Trust Interests are subject to forfeiture of their right to further distributions if a holder fails to promptly cash a distribution check or fails to promptly claim a distribution check that is returned to the Trust as undeliverable. Accordingly, the Offer will provide liquidity to those holders of Trust Interests desiring to sell at a fixed price, while giving us an opportunity to invest in the Trust Interests, which we currently intend to hold as a long term investment. See Section 11—“Purpose of the Offer; Plans for the Trust.”

How many Trust Interests are you seeking in the Offer?

We seek to purchase up to 2,858,405 in the aggregate of Trust Interests that are tendered in the Offer, constituting approximately 25% of the aggregate Trust Interests issued and outstanding as of June 30, 2019. This Offer is not conditioned on any minimum number of Trust Interests being tendered. See “Introduction” and Section 1—“Terms of the Offer; Proration.”

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How much are you offering to pay and what will be the form of payment?

We are offering to pay you $10.00 for each Trust Interest that is tendered in the Offer. However, we may deduct from the purchase price any withholding taxes and the amount of any dividends, distributions and other remittances paid by the Trust, based upon a record date occurring from the date of this Offer to Purchase until the date and time the Trust Interests are accepted by us for payment, subject to applicable law. For the avoidance of doubt, no deduction shall be made to this Offer to Purchase on account of any cash distribution declared by the Trust prior to the date of this Offer to Purchase. See Section 6—“Price Range of the Trust Interest; Dividends” and Section 15—“Dividends and Distributions.” Specifically, no deduction to the offer price of $10.00 will be made on account of the distribution declared by the Trust on March 29, 2019 which is described in footnote 1 above.

Payment for your tendered Trust Interests will be made by check mailed to you at your address as it appears on the register of Trust Interest holders maintained by the Trust. If you think that address may be in error, you should promptly contact Continental Stock Transfer & Trust Company, the transfer agent of the Trust (“Continental”), or the Trust to ensure that the books and records of the Trust reflect your correct address. Payment will be made as promptly as practicable following expiration of the Offer, in accordance with the requirements of the federal securities laws. Checks for the payment of the purchase price of tendered Trust Interests held in individual retirement accounts (IRAs) will only be sent to the address of the applicable IRA custodian.

Will I have to pay brokerage commissions if I tender my Trust Interests?

No. You will not have to pay brokerage commissions or similar expenses.

What happens if holders of Trust Interests tender more Trust Interests than you are willing to buy?

Under applicable rules of the U.S. Securities and Exchange Commission (referred to as the “SEC”), if holders of Trust Interests tender more than 2,858,405 Trust Interests, we may purchase up to an additional 2% of the outstanding Trust Interests without extending the Offer. Also, we may amend the Offer to purchase more Trust Interests and extend the Offer as required by the rules of the SEC.

If holders of Trust Interests tender more than the number of Trust Interests that we are willing to buy, we will purchase the Trust Interests on a pro rata basis. This means that we will purchase from you the number of Trust Interests calculated by multiplying the number of Trust Interests you properly tendered by a proration factor.

The proration factor will equal the number of Trust Interests we are willing to buy divided by the total number of Trust Interests properly tendered by all holders of Trust Interests. For example, assuming the number of Interests we agree to buy remains unchanged at 2,858,405 Trust Interests, and 5,716,810 Trust Interests are tendered, we will purchase 50% of the number of Trust Interests that you tender. We will make adjustments to avoid purchases of fractional Trust Interests. See Section 1—“Terms of the Offer; Proration.”

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If you prorate, when will I know how many Trust Interests will actually be purchased?

If proration of tendered Trust Interests is required, we do not expect to announce the final results of proration or pay for any Trust Interests until at least five (5) trading days after the expiration date of the Offer. This is because we may not know the precise number of Trust Interests properly tendered until all supporting documentation for those tenders are reviewed. Preliminary results of proration will be announced by press release as promptly as practicable. Holders of Trust Interests may obtain this preliminary information from us at the telephone number set forth on the back cover of this Offer to Purchase.

Do you have the financial resources to make payment?

Yes. If 2,858,405 of Trust Interests are tendered in the Offer, Parent has committed in immediately available funds an amount sufficient to pay the purchase price for the Trust Interests and to pay the expenses of the Offer. We expect to fund these costs from capital available to Parent via commitments from investors. See Section 10— “Source and Amount of Funds.” The Offer is not subject to any financing condition.

How long do I have to tender my Trust Interests?

You may tender your Trust Interests until the Offer expires. The Offer will expire at one minute following 11:59 p.m. (12:00 Midnight), New York City time, on January 10, 2020, unless we extend the Offer.

Can the Offer be extended and under what circumstances?

We may elect to extend the Offer beyond the initial expiration date of January 10, 2020 for any reason, although holders of Trust Interests should not assume that we will necessarily do so. See Section 1—“Terms of the Offer; Proration.”

How will I be notified if the Offer is extended?

If we extend the Offer, we will make a public announcement of the extension and the new expiration time. The announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire. See Section 1—“Terms of the Offer; Proration.”

Are the Trust Interests currently transferable?

As of the date of this Offer to Purchase, the Trust Interests are not currently transferable. Under that certain Liquidation Trust Agreement dated February 15, 2019 (the “Trust Agreement”), until the Trust Interests are registered under the Securities Exchange Act of 1934 (referred to as the “Exchange Act”) pursuant to an effective registration statement, the Trust Interests cannot be transferred except by operation of law or by will or the laws of descent and distribution, in each case following written notice to the Trustee. The Trustee has caused the Trust to file a General Form for Registration of Securities on Form 10 (the “Registration Statement”) with the SEC to register the Trust Interests under the Exchange Act. Upon the effectiveness of the Registration Statement, the transfer restrictions on the Trust Interests set forth under the Trust Agreement shall terminate and cease to be of any force or effect and Trust Interests may be transferred by holders thereof to the extent otherwise permissible under applicable law. The Trust is required to use its commercially reasonable best efforts to cause an Exchange Act registration of the Trust Interests to become effective. We anticipate the Registration Statement will automatically go effective on December 24, 2019.

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What will happen to the Offer if the Registration Statement is withdrawn or does not become effective under the Exchange Act?

It is a condition to closing the Offer that the Registration Statement become effective or that the Trust Interests otherwise become registered under the Exchange Act (the “Registration Condition”). We may terminate the Offer if the Registration Statement is withdrawn or does not become effective under the Exchange Act prior to the expiration of the Offer. No Trust Interests will be accepted for payment until an Exchange Act registration of the Trust Interests becomes effective.

What are the most important conditions to the Offer?

Our obligation to accept and pay for your tendered Trust Interests depends upon the conditions set forth in Section 12—“Conditions to the Offer”, including but not limited to:

•	the Registration Condition;
•	if we determine, in our reasonable discretion, that the Trust or its transfer agent will not accept or be able to register the assignment of the Trust Interests accepted for payment in the Offer to the name of Offeror or its affiliate within three business days following expiration of the Offer;
•	the threat or existence of litigation that seeks to challenge or delay the Offer or that adversely affects the Offer or our ability to exercise ownership rights with respect to the Trust Interests;
•	the existence of any law limiting our ability to consummate the Offer;
•	a general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter markets in the United States;
•	the declaration of a banking moratorium or any suspension of payments in respect of our bank or other banks in the United States, whether or not mandatory;
•	any change that occurs or that threatens to occur that in our reasonable judgment would cause a material adverse effect to the business, Real Estate Portfolio, assets, liabilities, capitalization, Trust Interest holders’ equity, financial condition, operations, licenses, results of operations or prospects of the Trust (including, without limitation, any adverse weather conditions, natural disasters, increases in construction or labor costs or decreases in sale prices applicable to the Real Estate Portfolio of the Trust) or of us or any of our affiliates; or
•	the commencement or escalation of a war, armed hostilities or other similar national or international calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States.

We may waive any of the foregoing conditions in our sole discretion other than the Registration Condition.

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How do I tender my Trust Interests?

To tender Trust Interests, you must deliver the Assignment Form and any other required documents for the Offer to the Depositary, prior to the expiration of the Offer. The Assignment Form must be medallion signature guaranteed.  To obtain a medallion signature guarantee, you can usually visit your local bank or credit union.  You must present your account statement to prove your ownership of the Trust Interests in order to obtain a medallion stamp. The medallion stamp confirms that the signature authorizing the transfer of the Trust Interests is genuine and that the signer has the legal capacity and authority to sign the Assignment Form.

If you are signing the Assignment Form in a representative capacity, you will also be required to furnish proof of your authority. For example, if your Trust Interests are held in an Individual Retirement Account (“IRA”), the IRA custodian must execute the Assignment Form on behalf of the IRA. Execution by the IRA beneficiary alone will not be valid. See Section 2—“Procedure for Tendering Trust Interests.”

Am I required to physically deliver my Trust Interests?

No. The Trust has disclosed that the Trust Interests are recorded in book entry form on a register of the Trust maintained by the Trustee or on the books and records of a transfer agent acting on the Trust’s behalf. Currently, the transfer agent of the Trust is Continental. Accordingly, there are no certificates or other physical or electronic indicia of ownership of the Trust Interests that tendering holders are required to deliver to the Depositary. However, as noted above, in order to tender your Trust Interests, you will need to complete the enclosed Assignment Form and have the Assignment Form medallion signature guaranteed.

What are the consequences if the Trust makes a distribution on the Trust Interests with a record date after the date of the Offer?

If the Trust pays a dividend or makes a distribution or other remittance with respect to the Trust Interests based on a record date occurring after the date of the Offer to Purchase until the date and time the Trust Interests are accepted for payment by us, the purchase price per Trust Interest in the Offer will be reduced by the cash paid per Trust Interest, or if the dividend, distribution or other remittance consists of non-cash consideration, the purchase price per Trust Interest will be reduced by the fair market value per Trust Interest of the non-cash consideration, as determined by us in our reasonable discretion. If we decrease the consideration to be paid for each Trust Interest pursuant to the Offer and the Offer is scheduled to expire at any time before the expiration of a period of 10 business days from, and including, the date that notice of such decrease is first published, sent or given in the manner specified below, the Offer shall be extended until the expiration of such period of 10 business days. See Section 1—“Terms of the Offer; Proration.”

In addition, by tendering your Trust Interests, you agree to assign to us all your rights to receive dividends, distributions and other remittances from the Trust with respect to the tendered Trust Interests with a record date from and after the time of acceptance of the Trust Interests for payment pursuant to the Offer, even if the assignment of the Trust Interests to us has not at the time been recorded on the register of ownership maintained on behalf of the Trust for this purpose. By tendering your Trust Interests, you therefore acknowledge that you will no longer have any right from and after the time of acceptance of the Trust Interests for payment pursuant to the Offer to any Trust assets, which assets include cash, causes of action formerly held or acquired by Woodbridge and its affiliated chapter 11 debtors (the “Debtors”) or contributed by former noteholders or unitholders of the Debtors to the Trust, future causes of action commenced by the Trust, all membership interests of the Wind-Down Group and certain other non-real estate related assets and entities.

Until what time can I withdraw previously tendered Trust Interests?

You can withdraw Trust Interests at any time before the expiration date of the Offer and before we have accepted for payment your Trust Interests tendered as provided in the Offer. See Section 1—“Terms of the Offer; Proration” and Section 3—“Withdrawal Rights.”

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How do I withdraw previously tendered Trust Interests?

To withdraw Trust Interests, you must deliver a written notice of withdrawal with the required information to the Depositary while you still have the right to withdraw the Trust Interests. See Section 1—“Terms of the Offer; Proration” and Section 3—“Withdrawal Rights.”

If I decide not to tender, how will the Offer affect me?

If you decide not to tender your Trust Interests, you will be unaffected by the Offer. You will still own the same amount of Trust Interests, and the number of your Trust Interests outstanding will not change. See Section 7—“Effect of the Offer on the Market for the Trust Interests.”

Do I have appraisal or dissenter’s rights?

There are no appraisal or dissenter’s rights available in connection with the Offer.

What does the Trustee of the Trust think of the Offer?

Mr. Michael I. Goldberg is the Trustee. The Trustee has not approved of the Offer as of the time this Offer to Purchase is being filed with the SEC. We have spoken with the Trustee and informed him of our plans to make the Offer. The Trustee may publish, send or give to you (and file with the SEC) a statement as to whether it recommends acceptance or rejection of the Offer, that it has no opinion with respect to the Offer or that it is unable to take a position with respect to the Offer, and the reasons for any such position.

What is the market value of my Trust Interests as of a recent date?

Offeror understands that there is no trading market for the Trust Interests, which are not listed on any securities exchange or quoted on any trading platform. Accordingly, we are unable to provide any information on the market value of the Trust Interests. See Section 6—“Price Range of the Trust Interests; Dividends.”

What are the U.S. federal income tax consequences of tendering Trust Interests in the Offer?

A holder’s sale of a Trust Interest in the Offer should be treated as a taxable sale for U.S. federal income tax purposes. There is substantial uncertainty regarding the status of the Trust as a grantor trust for U.S. federal income tax purposes and substantial uncertainty regarding the calculation and character of any gain or loss resulting from a taxable sale of a Trust Interest. In addition, it is not clear how a holder of a Trust Interest may be able to obtain from the Trust all information required to determine such holder’s calculation of gain or loss on the sale of a Trust Interest and the treatment of such gain or loss on such Holder’s U.S. federal income tax return. For a summary of certain U.S. federal income tax consequences of the Offer, see Section 5—“Certain United States Federal Income Tax Consequences of the Offer.” We recommend that you consult with your own tax advisor regarding the application of U.S. federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdiction, to your particular situation.

Who can I talk to if I have questions about the Offer?

If you have any questions regarding the Offer, please contact Rhoda Freeman at freeman@contrariancapital.com or John Bright at jbright@contrariancapital.com, or call (800) 266-3810. You may also visit the website for the Offer at https://shareholder.broadridge.com/Woodbridge.

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THE TENDER OFFER

Overview

The tender offer is being made by Woodbridge Liquidity Option, LLC, a Delaware limited liability company referred to as “Offeror.” Offeror is an indirect wholly-owned subsidiary of Contrarian Funds, L.L.C., a Delaware limited liability company, referred to as “Parent.” Contrarian Capital Management, L.L.C., a Delaware limited liability company, is the manager of Parent. Offeror is offering to purchase up to 2,858,405 of the outstanding Class A Liquidation Trust Interests of Woodbridge Liquidation Trust, a Delaware statutory trust, referred to as the “Trust.” The Class A Liquidation Trust Interests represent beneficial interests in the Trust and are referred to herein as the “Trust Interests.” We are not seeking to purchase (i) any Class B Liquidation Trust Interests of the Trust or (ii) any claims that may later be converted into Trust Interests in accordance with that certain First Amended Joint Chapter 11 Plan of Liquidation of Woodbridge Group of Companies, LLC and its Affiliated Debtors dated August 22, 2018 (the “Plan”), in each case which cannot be transferred except by operation of law or by will or the laws of descent and distribution, and following written notice to the Trustee. Any person who receives Trust Interests during the pendency of the Offer in accordance with the Plan may tender such Trust Interests to us in accordance with the terms of the Offer.

“We,” “our” or “us” refer to Offeror and/or Parent. “You” refers to holders of Trust Interests to whom the Offer is being made.

The Offer is being made at a price of $10.00 for each Trust Interest, net to you in cash, without interest thereon. However, we may deduct from the purchase price any applicable withholding taxes and the amount of any distributions made by the Trust, based upon a record date occurring from the date of this Offer to Purchase until the date and time the Trust Interests are accepted by us for payment, subject to applicable law. For the avoidance of doubt, no deduction to the offer price of $10.00 shall be made on account of any cash distribution declared by the Trust prior to December 12, 2019 (the date of this Offer). See Section 6—“Price Range of the Trust Interest; Dividends” and Section 15—“Dividends and Distributions.” This Offer to Purchase and the related Assignment Form, which may be amended or supplemented from time to time, together constitute and are referred to as the “Offer.”

Tendering holders of Trust Interests will not be obligated to pay brokerage fees, commissions or stock transfer taxes on the purchase of Trust Interests by us under the Offer. We will pay all fees and expenses of Broadridge, which is acting as the Depositary for the Offer. See Section 14 of this Offer to Purchase, “Fees and Expenses.”

THE OFFER IS NOT CONDITIONED UPON THE RECEIPT OF FINANCING, FURTHER DILIGENCE BEING PERFORMED BY THE OFFEROR OR TRUST, OR UPON ANY MINIMUM NUMBER OF INTERESTS BEING TENDERED. OUR OBLIGATION TO ACCEPT AND PAY FOR TRUST INTERESTS VALIDLY TENDERED PURSUANT TO THE OFFER IS CONDITIONED UPON SATISFACTION OR WAIVER OF THE CONDITIONS SET FORTH IN SECTION 12—“CONDITIONS TO THE OFFER.”

Mr. Michael I. Goldberg is the liquidation trustee of the Trust (the “Trustee”). The Trustee has not approved of the Offer as of the time this Offer to Purchase is being filed with the U.S. Securities and Exchange Commission (referred to as the “SEC”). We have spoken with the Trustee and informed him of our plans to make the Offer. The Trustee may publish, send or give to you (and file with the SEC) a statement as to whether it recommends acceptance or rejection of the Offer, that it has no opinion with respect to the Offer or that it is unable to take a position with respect to the Offer, and the reasons for any such position. See Section 9—“Information Concerning the Purchaser and its Affiliates.”

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According to the General Form for Registration of Securities on Form 10 filed by the Trust on October 25, 2019 (the “Registration Statement”), there were 11,433,623 Trust Interests outstanding as of June 30, 2019.

Section 5—“U.S. Federal Income Tax Consequences” describes various United States federal income tax consequences of a sale of Interests under the Offer.

THIS OFFER TO PURCHASE AND THE RELATED ASSIGNMENT FORM CONTAIN IMPORTANT INFORMATION THAT YOU SHOULD READ CAREFULLY BEFORE YOU MAKE ANY DECISION REGARDING THE OFFER.

Section 1	Terms of the Offer; Proration

Upon the terms of, and subject to the conditions to, the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will purchase up to 2,858,405 Trust Interests (constituting approximately 25% of the aggregate Trust Interests issued and outstanding as of June 30, 2019) that are validly tendered prior to the expiration date, and not withdrawn, at a price of  $10.00 per Trust Interest, net to the seller in cash. The term “expiration date” means the time that is one minute following 11:59 p.m. (12:00 Midnight), New York City time, on January 10, 2020. However, we may, in our sole discretion, extend the period of time during which the Offer is open. If we do so, the term “expiration date” will mean the latest time and date on which the Offer, as so extended by us, will expire. We may elect to extend the Offer beyond the initial expiration date of January 10, 2020 for any reason, although holders of Trust Interests should not assume that we will necessarily do so. See Section 1—“Terms of the Offer; Proration.”

Under applicable rules of the SEC, if holders of Trust Interests tender more than 2,858,405 Trust Interests, we may purchase up to an additional 2% of the outstanding Trust Interests, without extending the Offer. Also, we may amend the Offer to purchase more Trust Interests, and extend the Offer as required by the rules of the SEC. If holders of Trust Interests tender more than the number of Trust Interests that we are willing to buy, we will purchase the Trust Interests on a pro rata basis. This means that we will purchase the number of Trust Interests calculated by multiplying the number of Trust Interests properly tendered by a proration factor.

The proration factor will equal the number of Trust Interests we are willing to buy divided by the total number of Trust Interests properly tendered by all holders of Trust Interests. For example, assuming the number of Trust Interests we agree to buy remains unchanged at 2,858,405 Trust Interests, and 5,716,810 Trust Interests are tendered, we will purchase 50% of the number of Trust Interests that you tender. We will make adjustments to avoid purchases of fractional Trust Interests. All Trust Interests not accepted for payment due to an oversubscription will continue to be owned by the tendering holders, as described in Section 4—“Acceptance for Payment and Payment.”

We reserve the right to increase or decrease the number of Trust Interests we are seeking in the Offer, subject to applicable laws and regulations of the SEC as described below.

Subject to the terms of the applicable rules and regulations of the SEC, we reserve the right, regardless of whether or not any of the conditions to the Offer are satisfied, to:

•	extend the Offer beyond the then scheduled expiration date — and delay acceptance for payment of and payment for any Trust Interests — by giving oral or written notice of that extension to the Depositary; and
•	amend the Offer in any other respect by giving oral or written notice of that amendment to the Depositary,

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UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE PURCHASE PRICE FOR TENDERED TRUST INTERESTS, REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE OFFER OR ANY DELAY IN PAYING FOR SUCH INTERESTS.

There can be no assurance that we will exercise our right to extend the Offer.

If by one minute following 11:59 p.m. (12:00 Midnight), New York City time, on January 10, 2020 (or any date or time then set as the expiration date), any or all of the conditions to the Offer has or have not been satisfied or waived, we reserve the right, subject to the applicable rules and regulations of the SEC:

(i)	to terminate the Offer and not accept for payment or pay for any Trust Interests and return all tendered Trust Interests to tendering holders of Trust Interests;
(ii)	to waive all the unsatisfied conditions other than the condition that the Registration Statement becomes effective or the Trust Interests become registered under the Securities Exchange Act of 1934 (referred to as the “Exchange Act”) (the “Registration Condition”), and accept for payment and pay for all Trust Interests validly tendered prior to the expiration date and not theretofore withdrawn;
(iii)	to extend the Offer and, subject to the right of holders of Trust Interests to withdraw Trust Interests until the expiration date, retain the Trust Interests that have been tendered during the period for which the Offer is extended; or
(iv)	to amend the Offer.

There will not be a subsequent offering period.

Any extension, waiver, amendment or termination will be followed as promptly as practicable by public announcement thereof. Rule 14e-l(d) under the Exchange Act requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Rules 14d-4(d) and 14d-6(c) under the Exchange Act require that any material change in the information published, sent or given to holders of Trust Interests in connection with the Offer must be promptly disseminated to holders of Trust Interests in a manner reasonably designed to inform holders of Trust Interests of such change.

If we extend the Offer, we are delayed in accepting for payment or paying for Trust Interests, or we are unable to accept for payment or pay for Trust Interests pursuant to the Offer for any reason, the Depositary may, on our behalf, retain all Trust Interests tendered. Tendered Trust Interests may not be withdrawn except as provided in Section 3—“Withdrawal Rights.” Our reservation of the right to delay acceptance for payment of, or payment for, Trust Interests is subject to applicable law, which requires that we pay the consideration offered or return the Trust Interests deposited by or on behalf of holders of Trust Interests promptly after the termination or withdrawal of the Offer.

If we make a material change in the Offer, or if we waive a material condition to the Offer, we will extend the Offer to the extent required by Rules 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in its terms, other than a change in price or the percentage of securities sought, will depend on the facts and circumstances then existing, including the materiality of the changed terms or information.

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We may, in our sole discretion, decide to increase or decrease the consideration offered in the Offer or to change the percentage of Trust Interests we are seeking in the Offer. If, at the time that notice of any such changes is first published, sent or given to holders of Trust Interests, the Offer is scheduled to expire at any time earlier than the tenth business day after (and including) the date of such notice, then the Offer will be extended at least until the expiration of such period of ten business days. If, however, we increase the number of Trust Interests we are seeking under the Offer by not more than 2% of the outstanding Trust Interests, then pursuant to Rule 14e-1(b) under the Exchange Act, we would not be required to extend the expiration date of the Offer.

We will promptly furnish, at our expense, this Offer to Purchase, the related Assignment Form and other relevant materials to those holders of Trust Interests who request the materials from us.

As used in this Offer to Purchase, the term “business day” means any day other than Saturday, Sunday, any U.S. federal holiday or any day on which banking institutions in the City of New York, Borough of Manhattan, are closed.

Section 2	Procedure for Tendering Trust Interests

Valid Tender. For a holder of Trust Interests to validly tender Trust Interests under the Offer, the Depositary must receive, at the address set forth on the back cover of this Offer to Purchase and prior to the expiration date of the Offer the completed Assignment Form.

If you are signing the Assignment Form in a representative capacity, you will also be required to furnish proof of your authority. For example, if you are signing as an officer of a corporation, you should submit an officer’s certificate to evidence your authority. If you are signing as a trustee of a trust, you should submit a certificate of incumbency.

Also, you should note that only the custodian of an individual retirement account (“IRA”), and not the beneficiary, can execute an Assignment Form on behalf of an IRA. If your Trust Interests are held in an IRA, the IRA custodian must execute the Assignment Form on behalf of the IRA. Execution by the IRA beneficiary alone will not be valid. If Trust Interests are tendered on behalf of an IRA, only the IRA custodian may tender the Trust Interests held in the account. Also, the Depository will only send a check for Trust Interests held in such accounts to the IRA custodian. If Trust Interests held in an IRA are being tendered, and the IRA beneficiary or the IRA custodian for the account believes that the Trust does not have the address of the IRA custodian, the beneficiary or custodian should promptly contact the Depositary.

The Assignment Form must be medallion signature guaranteed.  To obtain a medallion signature guarantee, you can usually visit your local bank or credit union.  You must present your account statement to prove your ownership of the Trust Interests in order to obtain a medallion stamp. The medallion stamp confirms that the signature authorizing the transfer of the Trust Interests is genuine and that the signer has the legal capacity and authority to sign the Assignment Form. Accordingly, all Trust Interest holders should obtain a statement of account to verify the number of Trust Interests that they own before completing this Assignment Form and to use as evidence of ownership when obtaining a medallion guarantee on their completed Assignment Form. You may obtain your statement of account by (i) logging on to your account with Continental and printing a copy or (ii) requesting a copy from Continental at 212-509-4000 or cstmail@continentalstock.com. However, Trust Interest holders who have kept the statement of account mailed to all Trust Interest holders in March 2019 may use that statement of account and will not need to obtain a new statement in order to complete the Assignment Form.

The Trust has disclosed that the Trust Interests are recorded in book entry form on a register of the Trust maintained by the Trustee or on the books and records of a transfer agent acting on the Trust’s behalf. Currently, the transfer agent of the Trust is Continental. Accordingly, there are no certificates or other physical or electronic indicia of ownership of the Trust Interests that tendering holders are required to deliver to the Depositary. However, as noted above, in order to tender your Trust Interests, you will need to complete the enclosed Assignment Form, and have the Assignment Form medallion signature guaranteed.  The valid tender of Trust Interests by you by the procedures described in this Section 2 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer, including as described in this paragraph.

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THE METHOD OF DELIVERY OF THE ASSIGNMENT FORM AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE TENDERING HOLDER. DOCUMENTS WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. WE RECOMMEND THAT YOU DELIVER BY REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Other Requirements. Notwithstanding any other provision hereof, payment for Trust Interests accepted for payment in the Offer will in all cases be made only after timely receipt by the Depositary of:

•	an Assignment Form properly completed and duly executed and medallion signature guaranteed;
•	any other documents required to evidence the authority of the person signing the Assignment Form, as indicated above.

UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE PURCHASE PRICE OF THE TRUST INTERESTS WE PURCHASE IN THE OFFER, REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE OFFER OR ANY DELAY IN MAKING THAT PAYMENT.

Appointment. By executing an Assignment Form, you will irrevocably appoint us or our designees as your attorneys-in-fact, each with full power of substitution, as your agent and attorney in-fact with respect to your tendered Trust Interests:

•	to deliver the Trust Interests to the Trust for transfer, and to transfer ownership of such Trust Interests on the books and records of the Trust (or on the books and records of a transfer agent acting on the Trust’s behalf) together with all accompanying evidence of transfer and authenticity;
•	to change the address of record for distributions with respect to the tendered Trust Interests to the address of Offeror; and
•	to receive all benefits, and otherwise to exercise all rights of beneficial ownership of the tendered Trust Interests, all in accordance with the terms of the Offer.

This power of attorney is an irrevocable power coupled with an interest. It will become effective when, and only to the extent that, we accept for payment Trust Interests tendered by you. Once it becomes effective, all prior powers of attorney, proxies and consents you have given with respect to the Trust Interests tendered by you and accepted for payment by us will be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by you or on your behalf  (and, if given, will not be effective).

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Tendering Trust Interest Holder’s Representations and Warranties. By tendering any Trust Interests, you represent and warrant:

•	that you own the Trust Interests that you are tendering of record and beneficially;
•	that you have full power and authority to validly tender, sell, assign, and transfer the Trust Interests that you are tendering; and
•	that when the tendered Trust Interests are purchased by Offeror, no person, including the Trustee, will have the right to assert a claim of any kind against Offeror with respect to the Trust Interests, including (but not limited to) any claim by way of a lien, charge, offset or other encumbrance or any claim of beneficial ownership, option or other right that you may have granted with respect to the Trust Interests.

Rule 14e-4. It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender securities in a partial tender offer for such person’s own account unless at the time of tender and at the expiration date such person has a “net long position” in the securities. In the Offer, only holders of record of Trust Interests, as reflected on the books and records of the Trust (or on the books and records of a transfer agent acting on the Trust’s behalf), may tender their Trust Interests, and no transfers of record can be made during the period prior to the effective registration of the Trust Interests. Accordingly, as a practical matter, compliance with Rule 14e-4 in the Offer is assured.

Determination of Validity. We will decide, in our sole discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Trust Interests, and each such decision will be final and binding. We reserve the absolute right to reject any or all tenders we determine not to be in proper form or the acceptance for payment of, or payment for, Trust Interests which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Trust Interests of any particular holder of Trust Interests whether or not we waive similar defects or irregularities in the case of other holders of Trust Interests.

No tender of Trust Interests will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of us, the Depositary or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms of, and conditions to, the Offer, including the Assignment Form and the instructions for completing the form, will be final and binding. By tendering Trust Interests to us you agree to accept all decisions we make concerning these matters and waive any right you might otherwise have to challenge those decisions.

Backup U.S. Federal Income Tax Withholding. Unless a holder of a Trust Interest provides to the Offeror its correct taxpayer identification number and a certification that such holder is not subject to, or is exempt from, backup U.S. federal income tax withholding, the Offeror will treat such holder as subject to backup withholding under Section 3406 of the Code (as defined below). As a result, the Offeror will withhold 24% of the amount realized on such holder’s sale of Trust Interests pursuant to the Offer and pay over the withheld amount to the Internal Revenue Service. To provide the certifications discussed above, a U.S. holder of a Trust Interest must provide Internal Revenue Service Form W-9, and a non-U.S. holder of a Trust Interest must provide Internal Revenue Service Form W-8. A non-U.S. holder of a Trust Interest should consult with a tax advisor to determine which Internal Revenue Service Form W-8 (W-8BEN, W-8BEN-E, W-8CE, W-8ECI, W-8EXP, W-8IMY) should be provided, and to determine the ability to obtain a valid certificate from the Internal Revenue Service.

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FIRPTA Withholding for Non-U.S. Holders of Trust Interests. Unless a holder of Trust Interests provides to the Offeror a certification of such holder’s status as a United States person or produces a valid certificate from the Internal Revenue Service under Section 1445(c)(2) of the Code (as defined below) and Treasury Regulation 1.1445-3, the Offeror will treat all of such holder’s Trust Interests as a “United States real property interest” for U.S. federal income tax purposes and the amount realized with respect to such Trust Interests as subject to withholding solely under Section 1445 of the Code (as defined below). As a result, the Offeror will withhold 15% of the amount realized on such holder’s sale of Trust Interests pursuant to the Offer and pay over the withheld amount to the Internal Revenue Service. For a summary of holders treated as U.S. persons, see Section 5—“Certain United States Federal Income Tax Consequences of the Offer.”

To obtain a refund of or credit for any such amount withheld by the Offeror under backup withholding or FIRPTA, a holder of a Trust Interest must file properly and timely a U.S. federal income tax return or other appropriate claim for a refund or credit of the withheld amount.

The forms can be found at the below links:

Form W-9: https://www.irs.gov/pub/irs-pdf/fw9.pdf

Form W-8: https://apps.irs.gov/app/picklist/list/formsInstructions.html?value=w-8&criteria=formNumber

To avoid any tax withholding, a U.S. holder must provide Internal Revenue Service Form W-9, and a non-U.S. holder must provide the applicable Internal Revenue Service Form W-8 or other appropriate tax form.

WE WILL DECIDE, IN OUR REASONABLE DISCRETION, ALL QUESTIONS AS TO THE VALIDITY, FORM, ELIGIBILITY (INCLUDING TIME OF RECEIPT) AND ACCEPTANCE FOR PAYMENT OF ANY TENDER OF TRUST INTERESTS, AND EACH SUCH DECISION WILL BE FINAL AND BINDING ON ALL PARTIES.

Section 3	Withdrawal Rights

Except as this Section 3 otherwise provides, tenders of Trust Interests are irrevocable. You may withdraw tenders of Trust Interests that you have previously made under the Offer according to the procedures we describe below at any time prior to the expiration date. In addition, pursuant to Section 14(d)(5) of the Exchange Act, you may also withdraw your tenders of Trust Interests at any time after February 10, 2020, which is the 60th day after the date of the commencement of the Offer, unless such Trust Interests have been accepted for payment as provided in the Offer.

For a withdrawal to be effective, a written notice of withdrawal must:

•	be received in a timely manner (either prior to the expiration of the Offer, or, if applicable, any time after February 10, 2020 if the Trust Interests have not yet been accepted for payment) by the Depositary at the address set forth on the back cover of this Offer to Purchase; and
•	specify the name and account number of the person having tendered the Trust Interests to be withdrawn and the type and number of Trust Interests to be withdrawn.

Withdrawals of tenders of Trust Interests may not be rescinded, and any Trust Interests properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn Trust Interests may be retendered at any time prior to the expiration date by again following one of the procedures described in Section 2—“Procedure for Tendering Trust Interests.”

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We will decide, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal, and each such decision will be final and binding. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of Trust Interests by any holder of Trust Interests, whether or not we waive similar defects or irregularities in the case of any other holder of Trust Interests. None of us, the Depositary or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

Section 4	Acceptance for Payment and Payment

On the terms of, and subject to the conditions to, the Offer, including, if we extend or amend the Offer, the terms and conditions of any such extension or amendment, we will accept for payment, and will pay promptly after the expiration date for, all Trust Interests validly tendered prior to the expiration date and not properly withdrawn up to a maximum of 2,858,405 of Trust Interests.

We will decide, in our reasonable discretion, all questions as to the satisfaction of those terms and conditions, and each such decision will be final and binding. We expressly reserve the right, in our sole discretion, to delay acceptance for payment of, or payment for, Trust Interests until satisfaction of all conditions to the offer relating to governmental or regulatory approvals. We will effect any such delays in compliance with Exchange Act Rule 14e-1(c), which relates to the obligation of a bidder to pay for or return tendered securities promptly after the termination or withdrawal of its offer.

In all cases, we will pay for Trust Interests we have accepted for payment under the Offer only after timely receipt by the Depositary of:

•	the Assignment Form, properly completed and executed with any required signatures thereon; and
•	any other documents required to evidence the authority of the person signing the Assignment Form.

For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Trust Interests properly tendered to us and not withdrawn, if and when we give oral or written notice to the Depositary of our acceptance for payment of those Trust Interests. We will pay for Trust Interests we have accepted for payment under the Offer by depositing the purchase price therefor with the Depositary. The Depositary will act as agent for tendering holders of Trust Interests for the purpose of receiving payment from us and transmitting payment to tendering holders of Trust Interests whose Trust Interests we have accepted for payment.

UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE PURCHASE PRICE FOR TENDERED TRUST INTERESTS, REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE OFFER OR ANY DELAY IN PAYING FOR THOSE TRUST INTERESTS.

If we are delayed in our acceptance for payment of, or payment for, Trust Interests or we are unable to accept for payment or pay for Trust Interests under the Offer for any reason, then, without prejudice to our rights under the Offer, the tender of the Trust Interests, for which the Assignment Form and any other required documents have been delivered to the Depositary, will remain in effect, and may not be withdrawn except to the extent tendering holders of Trust Interests are entitled to exercise, and duly exercise, the withdrawal rights described in Section 3—“Withdrawal Rights.”

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If for any reason we do not purchase Trust Interests that have been tendered in the Offer for any reason, including on account of proration, those Trust Interests will not be transferred to us, and the holders of those Trust Interests will remain the owners of the Trust Interests as if they had not been tendered in the Offer.

Section 5	Certain United States Federal Income Tax Consequences of the Offer

This discussion is provided for informational purposes only and addresses only certain United States federal income tax consequences (“Income Tax”) of the Offer to a holder of one or more Trust Interests (for purposes of this Section 5, a “Holder”). This discussion does not purport to be a complete analysis or listing of all potential Income Tax consequences of the Offer to a Holder. Except for the Income Tax consequences of the Offer as discussed below, this discussion does not discuss any Income Tax or other tax consequence relating to a Trust Interest or any Holder.

This discussion is based on provisions of the Internal Revenue Code of 1986 (the “Code”), as amended, Treasury Regulations promulgated thereunder, judicial authorities, and current administrative rulings and practice, all as in effect on the date hereof. Legislative, judicial or administrative changes may occur, perhaps with retroactive effect, that could affect the accuracy of this discussion. Any such change or interpretation may be retroactive and could significantly, and adversely, affect the Income Tax consequences of the Offer to a Holder. Furthermore, because of the uncertain status of the Trust as a grantor trust for Income Tax purposes, potential difficulty in obtaining information regarding the Trust’s assets, liabilities, activities and other factors relevant to a Holder’s Income Tax return, the lack of applicable legal precedent, the possibility of changes in the law and other authority, the potential for disputes as to legal and factual matters with the Internal Revenue Service (the “IRS”) and other factors, the Income Tax consequences described herein are subject to significant uncertainties.

This discussion is not binding upon the IRS or other taxing authorities. No assurance can be given that the IRS or another authority would not assert, or that a court would not sustain, a different position from any discussed herein. No legal opinion has been or will be requested from legal counsel and no ruling has been or will be requested from the IRS with respect to any Income Tax or other tax consequence of the Offer or this discussion.

Except for the discussions under the headings “Back-Up Withholding” and “FIRPTA Withholding,” the following summary is limited to Holders (other than Holders subject to special treatment under the Code) who are United States persons within the meaning of the Code. For purposes of the following discussion, a “United States person” is any of the following:

•	An individual who is a citizen or resident of the United States;
•	A corporation created or organized under the laws of the United States or any state or political subdivision thereof;
•	An estate, the income of which is subject to federal income taxation regardless of its source; or
•	A trust that (a) is subject to the primary supervision of a United States court and which has one or more United States fiduciaries who have the authority to control all substantial decisions of the trust, or (b) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

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This discussion does not address all Income Tax consequences that may be relevant to a particular Holder subject to special treatment under the Code or in light of such Holder’s particular facts and circumstances. Examples of Holders subject to special treatment under the Code are governmental entities and entities exercising governmental authority, foreign companies, persons who are not citizens or residents of the United States, banks and certain other financial institutions, pension plans, individual retirement accounts, broker-dealers, insurance companies, tax-exempt organizations, real estate investment trusts, small business investment companies, regulated investment companies, U.S. expatriates or former long-term residents of the United States, S corporations, persons that have a functional currency other than the U.S. dollar, and persons holding Trust Interests that are a hedge against, or that are hedged against, currency risk or that are part of a straddle, constructive sale, or conversion transaction. No aspect of alternative minimum, foreign, state, local or estate and gift taxation is addressed.

THE FOLLOWING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER, AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL. THE FOLLOWING DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. THE TAX CONSEQUENCES ARE IN MANY CASES UNCERTAIN AND MAY VARY DEPENDING ON A HOLDER’S PARTICULAR CIRCUMSTANCES. ACCORDINGLY, EACH HOLDER OF TRUST INTERESTS IS STRONGLY URGED TO CONSULT SUCH HOLDER’S TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, AND FOREIGN INCOME TAX CONSEQUENCES OF THE OFFER.

Income Tax Status of the Trust. The Trust takes the position that it should be treated as a grantor trust for Income Tax purposes. As a result, each Holder likely should be treated for Income Tax purposes as having a direct proportionate interest in each of the underlying assets and liabilities of the Trust and any entity included in the Wind-Down Group if such entity is treated as a disregarded or pass-through entity for Income Tax purposes (each, a “Pass-Through Entity”).

The following discussion assumes that the Trust’s position that it should be treated as a grantor trust for Income Tax purposes will be respected. However, based on uncertainties stemming from the Trust’s structure and activities and other factors, there is no assurance that the IRS or a court will agree with this position. Each Holder is strongly urged to consult with an independent tax advisor to consider the tax consequences of the Offer if the Trust is not treated as a grantor trust for Income Tax purposes.

Gain or Loss on Sale of Trust Interests. A Holder’s sale of a Trust Interest in the Offer should be treated as a taxable sale for Income Tax purposes.

There is substantial uncertainty regarding the calculation and character of any gain or loss resulting from a taxable sale of a Trust Interest. Because of the Trust’s status as a grantor trust, each Trust Interest likely should be treated as a direct proportionate interest in each of the underlying assets and liabilities of the Trust and Pass-Through Entities. As a result, in calculating the amount realized with respect to a Trust Interest, a Holder may be required to include not only any cash received in the Offer for such Trust Interest but also such Trust Interest’s allocable share of any outstanding debt incurred by the Trust or a Pass-Through Entity. In addition, a Holder may be required to allocate the amount realized on the sale of a Trust Interest across all assets of the Trust and the Pass-Through Entities and determine separate gain or loss, along with the character thereof, with respect to each such asset. In addition to the uncertainty surrounding the amount and character of any gain or loss, it is unclear the extent to which any gain or loss may be subject to special treatment under the Code, including but not limited to, the passive activity and at-risk rules. Furthermore, it is not clear how a Holder may be able to obtain from the Trust all information required to determine such Holder’s calculation of gain or loss on the sale of a Trust Interest and Income Tax treatment of such gain or loss on such Holder’s Income Tax return.

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Backup U.S. Federal Income Tax Withholding. Unless a Holder provides to the Offeror its correct taxpayer identification number and a certification that such holder is not subject to, or is exempt from, backup U.S. federal income tax withholding, the Offeror will treat such Holder as subject to backup withholding under Section 3406 of the Code. As a result, the Offeror will withhold 24% of the amount realized on such Holder’s sale of Trust Interests pursuant to the Offer and pay over the withheld amount to the IRS.

To provide the certifications discussed above, a U.S. Holder must provide IRS Form W-9. A non-U.S. Holder must provide IRS Form W-8. A non-U.S. Holder should consult with a tax advisor to determine which IRS Form W-8 (W-8BEN, W-8BEN-E, W-8CE, W-8ECI, W-8EXP, W-8IMY) should be provided, and to determine the ability to obtain a valid certificate from the IRS.

FIRPTA Withholding for Non-U.S. Holders of Trust Interests. Unless a Holder provides to the Offeror a certification of such Holder’s status as a United States person or produces a valid certificate from the IRS under Section 1445(c)(2) of the Code and Treasury Regulation 1.1445-3, the Offeror will treat all of such Holder’s Trust Interests as a “United States real property interest” for U.S. federal income tax purposes and the amount realized with respect to such Trust Interests as subject to withholding solely under Section 1445 of the Code. As a result, the Offeror will withhold 15% of the amount realized on such Holder’s sale of Trust Interests pursuant to the Offer and pay over the withheld amount to the IRS.

To obtain a refund of or credit for any such amount withheld by the Offeror under backup withholding or FIRPTA, a Holder must file properly and timely a U.S. federal income tax return or other appropriate claim for a refund or credit of the withheld amount.

The forms can be found at the below links:

Form W-9: https://www.irs.gov/pub/irs-pdf/fw9.pdf

Form W-8: https://apps.irs.gov/app/picklist/list/formsInstructions.html?value=w-8&criteria=formNumber

 To avoid any tax withholding, a U.S. Holder must provide Internal Revenue Service Form W-9, and a non-U.S. Holder must provide the applicable Internal Revenue Service Form W-8 or other appropriate tax form.

Section 6	Price Range of the Trust Interests; Dividends

As of the date of this Offer, there is no trading market for the Trust Interests, as the Trust Interests are not currently transferable. Under the Trust Agreement, until the Trust Interests are registered under the Exchange Act pursuant to an effective registration statement, the Trust Interests cannot be transferred except by operation of law or by will or the laws of descent and distribution, in each case following written notice to the Trustee. The Trustee has caused the Trust to file the Registration Statement with the SEC to register the Trust Interests under the Exchange Act. Upon the effectiveness of the Registration Statement, the transfer restrictions set forth under the Trust Agreement shall terminate and cease to be of any force or effect and the Trust Interests may be transferred by the holder thereof to the extent otherwise permissible under applicable law. Accordingly, we are unable to provide any information on market prices of the Trust Interests. The Trust is required to use its commercially reasonable best efforts to cause an Exchange Act registration of the Trust Interests to become effective and for the Trust Interests to be quoted with an over-the-counter ticker symbol, as soon as reasonably practicable, but there is no assurance of success in doing so, that there will be any significant trading of the Trust Interests or that such trading will continue.

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We are unable to provide any information as to future dividends or distributions from the Trust. Offeror understands that on March 29, 2019 the Trust declared a distribution of approximately $44.70 million, of which approximately $42.31 million was paid to holders of Trust Interests. An additional amount of approximately $0.56 million was paid to holders of Trust Interests as additional claims were allowed during the period from March 29, 2019 through June 30, 2019. An amount of approximately $.01 million was released from the restricted cash account and distributions declared were reduced by the same amount in respect to disallowed claims during the period from March 29, 2019 through June 30, 2019. As of June 30, 2019, approximately $1.81 million from such distribution remains in a restricted cash account in respect of unresolved claims. Offeror understands that there have been no additional distributions with respect to the Trust Interests to date.

Section 7	Effect of the Offer on the Market for the Trust Interests

As noted above, there is currently no trading market for the Trust Interests, which are highly illiquid and which can only be transferred on the registers maintained by the Trust (or by a transfer agent on the Trust’s behalf) for this purpose. Accordingly, we do not believe our purchase of the Trust Interests in the Offer will have a material adverse effect on the liquidity or value of the Trust Interests that remain outstanding following completion of the Offer. Also, because the Trust Interests do not have any voting rights, we do not expect that our purchase of Trust Interests in the Offer will have any effect upon the governance or conduct of operations of the Trust.

Section 8	Information Concerning the Trust

General. The Trust is a statutory trust organized under the laws of the State of Delaware. The executive offices of the Trust are located at Las Olas Center II, 350 East Las Olas Blvd., Suite 1600, Fort Lauderdale, Florida. The Trust may be reached by telephone at 310-765-1550. The management and affairs of the Trust are conducted by the Trustee, subject to the authority of the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) and the oversight of a six member supervisory board. Mr. Michael I. Goldberg is the Trustee of the Trust.

The Trust was created on February 15, 2019, as a result of bankruptcy proceedings initiated in 2017 by Woodbridge Group of Companies, LLC (“Woodbridge”), a Delaware limited liability company, and its affiliate debtor entities. Prior to filing for bankruptcy, Woodbridge entities and their affiliates were controlled by Robert Shapiro and were used to carry out a Ponzi scheme that raised an estimated $1.22 billion from over 10,000 investors nationwide. Investor money was used to pay over $400 million in “interest” and “principal” owed to existing investors, pay sales commissions and enrich Mr. Shapiro and his family. Per Woodbridge, Mr. Shapiro raised investment funds based on the false premise that the funds would be further invested in long-term debt instruments backed by real property. In actuality, the majority of investor funds were used to assemble a large illiquid real estate portfolio based primarily in Los Angeles, California and Carbondale, Colorado. The Trust, through its wholly-owned subsidiary, Woodbridge Wind-Down Entity LLC (together with its wholly-owned subsidiaries, the “Wind-Down Group”), develops, markets and sells the real estate portfolio assembled by Woodbridge before its bankruptcy (the “Real Estate Portfolio”).

The Bankruptcy Court for the District of Delaware created the Trust as part of the Plan to satisfy the claims of the creditor group that was comprised of over 10,000 investors who had invested in the Real Estate Portfolio. Upon the effectiveness of the Plan, the Trust received approximately $585.01 million of real estate and other assets and $31.34 million in cash via wholly-owned subsidiaries of the Trust. As of June 30, 2019 the Trust held approximately $522.47 million of real estate and other assets and $34.99 million in cash.

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Available Information. The Company has filed the Registration Statement with the SEC, which has not yet become effective and it is not expected to become effective before December 24, 2019. It is anticipated that the Registration Statement will be amended, including to update its financial information, before its effective date. The Registration Statement contains a substantial amount of information about the Trust and the Trust Interests. The Registration Statement has been posted at the Trust’s website (https://woodbridgeliquidationtrust.com) and is available for viewing and copying at the SEC’s EDGAR site (https://www.sec.gov). Following the effectiveness of this Registration Statement, the Trust will be required to file current and periodic reports with the SEC, as required under the Exchange Act. These will include periodic reports, consisting of quarterly reports on Form 10-Q and annual reports on Form 10-K, as well as current reports on Form 8-K regarding material events and developments affecting the Trust. These reports will be available for viewing and copying at the SEC’s EDGAR site and are expected also to be posted at the Trust’s website.

Except as otherwise stated herein, the information concerning the Trust contained herein has been taken from, or based on, publicly available documents on file with the SEC and other publicly available information. Although we do not have any knowledge that any such information is untrue, we take no responsibility for the accuracy or completeness of that information or for any failure by the Trust to disclose events that may have occurred and may affect the significance or accuracy of any such information but that are unknown to us.

Section 9	Information Concerning the Purchaser and its Affiliates

General. Offeror was formed for the purpose of acquiring the Trust Interests in this Offer. Offeror is a Delaware limited liability company that serves as an investment vehicle and, to date, has engaged in no activities other than those incident to its formation and the Offer. Parent is a Delaware limited liability company and the sole member of Offeror. CCM, an investment adviser registered with the SEC, is a Delaware limited liability company and is the manager of Parent and Offeror. Mr. Jon Bauer is the Chief Executive Officer and Chief Investment Officer of CCM and has held these positions for 24 years. Mr. Bauer is a U.S. citizen.

We do not presently own any Trust Interests. Prior to the formation of the Trust, we sought to acquire claims from certain noteholders against Woodbridge. Woodbridge objected to the transfer of any claims to us on account of anti-assignment language in the underlying notes. The Bankruptcy Court and District Court for the District of Delaware, which heard the matter on appeal, found the anti-assignment clause in the underlying notes was legally valid and allowed Woodbridge to not record the transfer of claims to us.

During 2018, we entered into agreements with several holders of Trust Interests that provide for us to receive distributions from the Trust in respect of the holder’s Trust Interests. Such agreements constitute less than 0.25% of the Trust Interests.

None of Offeror, Parent, CCM or Mr. Bauer has been convicted in a criminal proceeding during the last five years (excluding traffic violations or similar misdemeanors). None of Offeror, Parent, CCM or Mr. Bauer has been a party to any judicial or administrative proceeding during the last five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

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The business address of each of the Offeror, Parent, CCM and Mr. Bauer is 411 West Putnam Avenue, Suite 425, Greenwich, Connecticut 06830. The telephone number there is (203) 862-8200. We have not made and have no intention of making any provision for holders of Trust Interests (i) to access the corporate files of Offeror, Parent, CCM or any of our affiliates or (ii) to obtain counsel or appraisal services at our expense.

Other. Except as described, during the two years prior to the date of this Offer to Purchase, none of Offeror, Parent, or any affiliate of us:

(i)	has owned or has a right to acquire any Trust Interests or other securities of the Trust;
(ii)	has affected any transaction in any securities of the Trust during the past 60 days;
(iii)	has any agreement, arrangement or understanding, whether or not legally enforceable, with any person with respect to the securities of the Trust;
(iv)	has engaged in any transaction with the Trust or its trustee or any of its affiliates that would require reporting under the rules or regulations of the SEC; or
(v)	has entered into any negotiations, transactions or material contracts concerning a merger, consolidation, tender offer or other acquisition of the Trust’s securities, or a sale or other transfer of a material amount of assets of the Trust.
Section 10	Source and Amount of Funds

If we purchase the proposed maximum number of Trust Interests in the Offer at $10.00 per Trust Interest, our aggregate cost will be $28,584,050, not including fees and expenses which are estimated to be approximately $225,000 (excluding the fee of up to 1.0% of the Trust Interests tendered pursuant to the Offer that we may pay to Saddle River Funding, LLC and RF Capital, LLC as payment for facilitating communications with holders). See Introduction and Section 1—“Terms of the Offer; Proration” of this Offer to Purchase. The Offer is not conditioned on any financing arrangements.

Offeror will fund its purchase of Trust Interests with cash on hand. The Offer is not subject to any financing condition. Accordingly, we do not believe the financial statements of Offeror or any of its affiliates are material to the Offer.

Section 11	Purpose of the Offer; Plans for the Trust

Purpose. We are making the Offer because we believe that the Trust Interests are an attractive long term investment. There is no currently established trading market for the Trust Interests and the Trust does not intend to seek to have the Trust Interests listed on any national securities exchange. The Trust intends to make efforts to cause the Trust Interests to be traded on the Over-the-Counter Bulletin Board, but there is no assurance of success in doing so, that there will be any significant trading of the Trust Interests or that such trading will continue. In addition, the Trust has disclosed several risks relating to the holding of the Trust Interests, including (i) Wind-Down Group’s continued working capital needs to complete development of the Real Estate Portfolio, (ii) that the Trust cannot predict with certainty the timing or amount of distributions to holders of Trust Interests and (iii) that the Trust Interests are subject to forfeiture of their right to further distributions if a holder fails to promptly cash a distribution check or fails to promptly claim a distribution check that is returned to the Trust as undeliverable. Accordingly, the Offer will provide liquidity to those holders of Trust Interests desiring to sell, while giving us an opportunity to invest in the Trust Interests, which we currently intend to hold for the long term.

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Plans for the Trust. Following consummation of the Offer, we expect the management and affairs of the Trust to be conducted as they are being presently conducted by Mr. Goldberg, who serves as Trustee, and the supervisory board. The Trust Interests do not have any voting rights, or other rights of management, in the Trust. Accordingly, we do not anticipate that ownership of the Trust Interests that we acquire in the Offer will necessarily provide us with significant management input. Also, the Trust’s business is to liquidate the former holdings of Woodbridge that have been consolidated pursuant to the Plan in Woodbridge Wind-Down Entity LLC, a wholly-owned subsidiary of the Trust and to distribute proceeds to claimholders pursuant to the Plan and the Trust Agreement. This is likely to remain unchanged irrespective of who owns the Trust Interests.

Section 12	Conditions to the Offer

The effectiveness of the Registration Statement is the primary condition to our purchase of any Trust Interests pursuant to the Offer, because as of the date of this Offer, the Trust Interests are not currently transferrable. Under the Trust Agreement, until the Trust Interests are registered under the Exchange Act pursuant to an effective registration statement, the Trust Interests cannot be transferred except by operation of law or by will or the laws of descent and distribution, in each case following written notice to the Trustee. Upon the effectiveness of the Registration Statement, the transfer restrictions under the Trust Agreement shall terminate and cease to be of any force or effect and the Trust Interests may be transferred by the holder thereof to the extent otherwise permissible under applicable law. The Trust is required to use its commercially reasonable best efforts to cause an Exchange Act registration of the Trust Interests to become effective. We anticipate the Registration Statement will automatically go effective on December 24, 2019.

Notwithstanding any other term of the Offer, we shall not be required to accept for payment, and may postpone the acceptance for payment of, Trust Interests tendered if any of the following events occur prior to the expiration of the Offer:

(a)	the Registration Statement is withdrawn or is not declared effective by the SEC prior to the expiration of the Offer;
(b)	we determine, in our reasonable discretion, that the Trust or its transfer agent will not accept or be able to register the assignment of Trust Interests accepted for payment in the Offer to the name of Offeror or its affiliate within three business days following expiration of the Offer;
(c)	there shall have occurred,
•	any general suspension of, or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter markets in the United States;
•	a declaration of a banking moratorium or any suspension of payments in respect of banks in which we hold accounts or banks in the United States or any limitation (whether or not mandatory) by any governmental agency or authority on, or any other event that, in our reasonable judgment, would adversely affect, the extension of credit by banks or other financial institutions;
•	the commencement or escalation of a war, armed hostilities or other similar national or international calamity, including but not limited to, an act of terrorism, directly or indirectly involving the United States; or
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•	in the case of any of the foregoing existing at the time of the commencement of the Offer, in our reasonable judgment, a material acceleration or worsening thereof;
(d)	any change (or condition, event or development involving a prospective change) shall have occurred or been threatened in the business, Real Estate Portfolio, assets, liabilities, capitalization, Trust Interest holders’ equity, financial condition, operations, licenses, results of operations or prospects of the Trust (including, without limitation, any adverse weather conditions, natural disasters, increases in construction or labor costs or decreases in sale prices applicable to the Real Estate Portfolio of the Trust) that, in our reasonable judgment, would reasonably be expected to have a materially adverse effect on the Trust or us or any of our affiliates, or we shall have become aware of any fact that, in our reasonable judgment, will have a material adverse effect on the value of the Trust Interests;
(e)	legislation amending the Code has been passed by either the U.S. House of Representatives or the Senate or becomes pending before the U.S. House of Representatives or the Senate or any committee thereof, the effect of which, in our reasonable judgment, would be to change the tax consequences of the transaction contemplated by the Offer in any manner that would materially adversely affect us or any of our affiliates;
(f)	there shall be threatened, instituted, or pending any action, proceeding, application or counterclaim by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, or any other person or tribunal, domestic or foreign, which:
•	challenges, restrains or prohibits the making of the Offer, the acquisition by us of the Interests, or any other matter directly or indirectly relating to the Offer, or seeks to obtain any material damages as a result of, or directly or indirectly relating to, the transactions contemplated by the Offer;
•	seeks to make the purchase of, or payment for, some or all of the Interests pursuant to the Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the Trust Interests;
•	seeks to impose limitations on our ability (or any affiliate of ours) to acquire or hold or to exercise full rights of ownership of the Trust Interests;
•	would be expected to result, in our reasonable judgment, in a limitation of the benefits expected to be derived by us as a result of the transactions contemplated by the Offer or the value of the Trust Interests to us;
•	otherwise would be expected, in our reasonable judgment, to materially adversely affect the business, properties, assets, liabilities, capitalization, holders of Trust Interests’ equity, financial condition, operations, licenses, results of operations or prospects of the Trust; or
•	otherwise directly or indirectly relates to the Offer or which otherwise, in our reasonable judgment, would adversely affect us, the Trust or any of our affiliates or the value of the Trust Interests;
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(g)	any action shall have been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us, the Trust or any of our subsidiaries or affiliates by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment —
•	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of Trust Interests thereunder;
•	would prohibit, restrict or delay consummation of the Offer or materially impair the contemplated benefits to us thereof, including the receipt of any distributions or other benefits of ownership of the purchased Interests to which owners of Trust Interests are entitled generally; or
•	otherwise would be expected, in our reasonable judgment, to materially adversely affect the business, properties, assets, liabilities, capitalization, holders of Trust Interests’ equity, financial condition, operations, licenses, results of operations or prospects of us, the Trust or any of our subsidiaries or affiliates;
(h)	any tender or exchange offer for any Trust Interests shall have been made or publicly proposed to be made by another person, or shall have been publicly disclosed or we shall have learned that any person, entity or “group” (as that term is used in Section 13(d)(3) of the Exchange Act) shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender offer or exchange offer for any Trust Interests or other business combination with or involving the Trust; or
(i)	any approval, permit, authorization, favorable review or consent of any governmental, administrative or regulatory entity, agency or authority with jurisdiction over the Offer, Offeror, the Trust shall not have been obtained on terms satisfactory to us in our reasonable discretion;

which, in our reasonable judgment, in any such case, and regardless of the circumstances (including any action or inaction by us) giving rise to any such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payment.

All the foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to such condition (including any action or inaction by us) or may be waived by us in whole or in part at any time and from time to time prior to the expiration of the Offer in our reasonable discretion; provided that we shall not waive the Registration Condition. Our failure at any time to exercise any of these rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by us concerning the events described in this Section 12 will be final and binding upon all parties.

Without limiting our rights under this Section, if any of the enumerated conditions shall occur at any time prior to the expiration of the Offer, we may amend the Offer or terminate the Offer and not accept for payment any tendered Trust Interests.

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Our rights under this Section are subject to any applicable rules and regulations of the SEC, including Exchange Act Rule 14e-l(c), which relates to our obligation to pay for or return tendered Trust Interests promptly after the termination or withdrawal of the Offer.

Section 13	Legal Matters

Except for the condition to the Offer that the Registration Statement becomes effective, based on a review of publicly available filings the Trust have made with the SEC and other publicly available information concerning the Trust, we are not aware of any license or regulatory permit that appears to be material to the business of the Trust that might be adversely affected by our acquisition of Trust Interests as contemplated by the Offer or of any approval or other action by any governmental entity or third party that would be required or desirable for the acquisition or ownership of Trust Interests by us as contemplated by the Offer. Should any approval or other action be required or desirable, we currently contemplate that we will seek or request the Trust to seek that approval or other action. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions. Should any such approval or other action not be obtained or be obtainable only subject to substantial conditions, we could decline to accept for payment or pay for any Interests tendered. See Section 12—“Conditions to the Offer.”

Holders of Trust Interests tendering in the Offer are not being asked to waive any non-waivable rights that they may have under federal or state securities laws.

Antitrust Compliance. We believe that the consummation of the Offer will not violate any antitrust laws; however, there can be no assurance that a challenge to the offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. If any such action results in an injunction or order, we may not be obligated to consummate the Offer. See Section 12—“Conditions of the Offer.”

State Takeover Laws. We are not aware of any fair price, moratorium, control share acquisition or other form of anti-takeover statute, rule or regulation of any state or jurisdiction that applies or purports to apply to the Offer. We have not attempted to comply with any state takeover statute or regulation in connection with the offer. We reserve the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that any state takeover statute is found to be applicable to the Offer, we might be unable to accept for payment or pay for Trust Interests tendered pursuant to the Offer, or we might be delayed in continuing or consummating the offer. In such case, we may not be obligated to accept for payment or pay for any Trust Interests.

Section 14	Fees and Expenses

We have retained Broadridge to serve as the Depositary in connection with the Offer. Broadridge will receive a reasonable and customary fee for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against various liabilities and expenses in connection therewith, including various liabilities and expenses under the federal securities laws.

We may pay Saddle River Funding, LLC and RF Capital, LLC a fee of up to 1.0% of the Trust Interests tendered pursuant to the Offer following consummation of the Offer as payment for facilitating communications with the holders of Trust Interests.

We will not pay any fees or commissions to any person, other than Broadridge, Saddle River Funding, LLC or RF Capital, LLC, in connection with the solicitation of tenders of Trust Interests under the Offer.

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Section 15	Dividends and Distributions

On March 29, 2019, the Trust declared a cash distribution of approximately $44.70 million, of which $42.31 million was paid to holders of Trust Interests. An additional amount of approximately $.56 million was paid to holders of Trust Interests as additional claims were allowed during the period from March 29, 2019 through June 30, 2019. An amount of approximately $.01 million was released from the restricted cash account and distributions declared were reduced by the same amount in respect to disallowed claims during the period from March 29, 2019 through June 30, 2019. As of June 30, 2019, approximately $1.81 million from that distribution remains in a restricted cash account in respect of unresolved claims. No other distributions have been declared or paid by the Trust.

If after December 12, 2019 (the date of commencement of the Offer), the Trust should declare or pay a dividend or distribution, or make any other remittance, on the Trust Interests, including the issuance or distribution with respect to the Trust Interests of any additional Trust Interests or other securities or property, payable or distributable to holders of Trust Interests prior to the acceptance of Trust Interests for payment pursuant to the Offer, based on a record date occurring during that period, then the Offer price will be reduced by (i) the amount of any such cash dividend, distribution or remittance, and (ii) the fair market value of any such non-cash dividend, distribution or remittance, as determined by Offeror in its reasonable discretion.

If we decrease the consideration to be paid for each Trust Interest pursuant to the Offer and the Offer is scheduled to expire at any time before the expiration of a period of 10 business days from, and including, the date that notice of such decrease is first published, sent or given in the manner specified below, the Offer shall be extended until the expiration of such period of 10 business days.

By tendering their Trust Interests, holders agree to assign to Offeror all rights to receive dividends, distributions and other remittances from the Trust, respectively, with respect to the tendered Trust Interests that are paid based on a record date from and after the time of acceptance of the Trust Interests for payment pursuant to the Offer, even if the assignment of the Trust Interests to Offeror has not at the time been recorded on the register of ownership maintained on behalf of the Trust for this purpose. By tendering your Trust Interests, you therefore acknowledge that you will no longer have any right from and after the time of acceptance of the Trust Interests for payment pursuant to the Offer to any Trust assets applicable to the tendered Trust Interests, which assets include cash, causes of action formerly held or acquired by Woodbridge and its affiliated chapter 11 debtors (the “Debtors”) or contributed by former noteholders or unitholders of the Debtors to the Trust, future causes of action commenced by the Trust, all membership interests of the Wind-Down Group and certain other non-real estate related assets and entities.

Section 16	Miscellaneous

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Trust Interests in any jurisdiction in which the making of the Offer or the acceptance thereof would not comply with the laws of that jurisdiction. We are not aware of any jurisdiction in which the making of the Offer or the tender of Trust Interests in connection therewith would not be in compliance with the laws of such jurisdiction. If we become aware of any state law prohibiting the making of the Offer or the acceptance of Trust Interests pursuant thereto in such state, we will make a good faith effort to comply with any such state statute or seek to have such state statute declared inapplicable to the Offer. If, after such good faith effort, we cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Trust Interests in such jurisdiction.

No person has been authorized to give any information or to make any representation on our behalf not contained in this Offer to Purchase or in the Assignment Form and, if given or made, that information or representation must not be relied on as having been authorized.

We have filed with the SEC a Schedule TO under Exchange Act Rule 14d-3, together with exhibits, furnishing additional information with respect to the Offer, and may file amendments thereto. That schedule and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in Section 8—“Information Concerning the Trust.”

December 12, 2019	Woodbridge Liquidity Option, LLC

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The Assignment Form and any other required documents should be sent or delivered by each holder of Trust Interests to the Depositary as follows:

The Depositary for the Offer is:

If delivering by mail: Broadridge, Inc. Attn: BCIS Re-Organization Department P.O. Box 1317 Brentwood, NY 11717-07	If delivering by overnight or courier: Broadridge, Inc. Attn: BCIS IWS 51 Mercedes Way Edgewood, NY 11717

DELIVERY OF THE ASSIGNMENT FORM TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Delivery will be deemed made only when actually received by the Depositary. If you plan to make delivery by mail, we recommend that you deliver by registered mail with return receipt requested and obtain proper insurance. In all cases, sufficient time should be allowed to ensure timely delivery. Holders of Trust Interests have the responsibility to cause the Assignment Form and any other documents required by us to be delivered in accordance with the Offer.

Questions and requests for assistance or for additional copies of this Offer to Purchase and the Assignment Form may be directed to Broadridge at the telephone number and location set forth below.

Broadridge, Inc.

Attn: BCIS IWS

51 Mercedes Way

Edgewood, NY 11717

Call Toll-Free: (844) 976-0737

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